Exhibit 10.1

AGREEMENT

BETWEEN

MARKWEST HYDROCARBON, INC.

AND

PAPER, ALLIED-INDUSTRIAL, CHEMICAL AND

ENERGY WORKERS INTERNATIONAL UNION

AND ITS SUB-LOCAL 5-372

TABLE OF CONTENTS

Parties and Terms of Agreement

Purpose

Recognition

Work of Employees

Management Rights

Discipline and Discharge

No Strikes

Seniority

Grievance Procedure

Arbitration

Hours of Work

Twelve Hour Shift Schedule

Overtime

Scale of Wages

Classifications

Holidays

Vacations

Benefit Plans

Pay Days

Funeral Leave

Jury Duty

Call-Outs

Leave of Absence

No Discrimination

Union Representatives

Savings Clause

Modification and Scope of Agreement

U.S. Merchant Mariners Document

Safety and Accident Prevention

Bulletin Board

Notices

Signature Page

Letter of Agreement

ARTICLE I

PARTIES AND TERMS OF AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of July, by and between MarkWest Hydrocarbon, Inc., hereinafter referred to as the Company and Paper, Allied-Industrial, Chemical and Energy Workers International Union and its Sub-Local 5-372, hereinafter collectively referred to as the Union.

This Agreement shall become effective July 11, 2005, and shall continue in full force and effect until July 10, 2008, inclusive; and thereafter it shall be considered automatically renewed for successive periods of twelve months unless, at least ninety (90) days prior to the end of any twelve-month effective period, either party shall serve notice upon the other, as prescribed herein, that it desires cancellation, revision or modification of any provision or provisions of this Agreement.  If either party serves such notice, the parties shall attempt to reach an agreement with respect to the proposed change or changes.  At least forty (40) days prior to the expiration date of the Agreement the parties shall meet to consider such changes.  In the event the parties do not reach a written agreement by the expiration date of July 10, 2008, in the particular year, as provided for herein, then this Agreement shall in all respects be terminated.

ARTICLE II

PURPOSE

Section 1.  The Company is engaged in producing and furnishing an essential product which vitally affects the health, safety, comfort and well-being of a large number of the population in several states, and its very existence is dependent upon faithful carrying out of its obligations and responsibilities, which responsibilities are recognized by the parties hereto as being imposed upon the Management and employees of the Company mutually, and that properly to fulfill the same, requires that any disputes arising between them be adjusted and settled in an orderly manner without interruption of the Company=s operations.  The general purpose of this Agreement is to promote the mutual interests of the Company and its employees and to provide for the operation of the Company’s business under methods which will further, to the fullest extent possible, the safety of the employees, economy and efficiency of operation, elimination of waste, realization of maximum quantity and quality of output, cleanliness, protection of property, and avoidance of interruptions to production.  The parties to the Agreement hereby agree to cooperate fully for the purpose of preventing and adjusting misunderstandings by establishing rules and wage rates based on the standard of “a day’s work for a day’s pay.”

ARTICLE III

RECOGNITION

Section 1.  The Company recognizes the Union as the exclusive bargaining representative with respect to rates of pay, wages, hours of employment, or other conditions of employment for all regular production and maintenance employees employed by the Company at its Siloam facility; excluding all clerical, supervisory, executive, administrative, professional, temporary employees and all other employees, excluded by law.  Temporary employees are hereby defined to mean those employees hired for a specific project or for a specific length of time.

Section 2.  New employees and those rehired after losing seniority will be classified as a regular employee following any four (4) month period in which an employee has worked at least 416 hours of regularly scheduled work exclusive of overtime.  During this period an employee will be subject to termination at the Company=s sole discretion and without recourse to the grievance and arbitration procedures.

ARTICLE IV

WORK OF EMPLOYEES

Section 1.  Bargaining unit employees will perform duties and responsibilities normally performed by them and new or additional work assigned to them by the Company; however, nothing herein shall be construed as giving the Union exclusive jurisdiction over or an exclusive right to perform any work.  It is agreed that this clause shall not limit or be construed to limit the Company’s right, in its sole discretion, to contract out work to independent contractors or to transfer work to other persons in the employ of the Company not within the bargaining unit.  Managers may perform any and all work which is considered bargaining unit work.  Managers will not perform bargaining unit work for the sole purpose of directly causing the layoff of a regular employee.

ARTICLE V

MANAGEMENT RIGHTS

Section 1.  The Company reserves and retains, solely and exclusively, all of its normal, inherent and common law rights to manage the business, whether exercised or not, as such rights existed prior to the time any Union became the bargaining representative of the production and maintenance employees of the Company, except insofar as the same are expressly modified in the terms of this Agreement.

Section 2.  The Company specifically has the right to manage the business and direct the working forces, including, but not limited to, the right to relocate or close any segments of the business; to establish or continue policies, practices, and procedures for the conduct of the business and, from time to time, to change or abolish such policies, practices, or procedures; to determine and, from time to time, to redetermine the methods, processes, and materials to be employed; to conduct performance reviews of employees; to establish reasonable work and quality standards; to determine the number of hours per day or week that operations shall be carried on; to establish day and night shifts, to set the hours of work and the number of employees for such shifts, and from time to time to change the shifts and the hours and employees thereof; to determine the equipment to be used in the Company’s operations and, from time to time, to change or to discontinue the use of any equipment; to select and to determine the number and type of employees required; to assign work to such employees in accordance with the requirements determined by management; to establish and change work schedules and assignments; to transfer, promote or demote employees, or to lay off or otherwise relieve employees from duty for lack of work or other reasons; to make and enforce reasonable safety rules and rules governing the conduct of employees within the facility and for the maintenance of discipline; and to suspend, dismiss, or otherwise discipline employees and otherwise to take such measures as management may determine to be necessary for the orderly, efficient, and profitable operation of the facility.

Section 3.  The Company=s not exercising rights reserved to it herein, or its exercising them in a particular way, shall not be deemed a waiver of said rights or of its right to exercise them in some other way not in conflict with the express and specific terms of this Agreement.

Section 4.  The Company shall have the sole and exclusive right at any time to establish, abolish, or alter the practices or customs of break periods due to operational requirements and telephone calls by employees.

Section 5. The Company shall have the sole and exclusive right as permitted by law to require of any employee at any time a physical examination by a physician of its choosing to determine said employee’s physical and mental ability to perform his job assignment efficiently and safely.

Section 6.  The Company shall have the sole and exclusive right at any time to establish, administer, and change a drug and alcohol abuse prevention program permitted by law.  The Company will discuss the effects of any changes in its drug and alcohol abuse program, upon request.  The Company shall have the sole and exclusive right at any time as permitted by law to test employees for drugs or alcohol and to discipline employees based on the results of such tests.

ARTICLE VI

DISCIPLINE AND DISCHARGE

Section 1.  The Union recognizes and acknowledges that the Company has the duty of maintaining good discipline among its employees because the Company is responsible for the efficient operation of its business.

Section 2.  The Company shall have the right to discipline employees for just cause.  The disciplinary action which the Company may take in correcting employee behavior for just cause shall include but not be limited to (a) oral and written warnings, (b) suspension from work without pay (c) demotion, and (d) discharge.

Section 3.  The following shall constitute causes for discharge or other disciplinary action, and their enumeration here is by way of illustration and shall not be deemed to exclude or restrict the Company’s right to discharge employees for any other just cause:

(a)                                  Misconduct on Company property.

(b)                                 Violation of Company rules.

(c)                                  Fighting on Company property or intentionally or recklessly injuring or threatening another employee or visitor on Company property.

(d)                                 Possession of intoxicants or illegal drugs on Company property.

(e)                                  Drinking intoxicants, using illegal drugs, misusing legal drugs, or using controlled substances on Company property.

(f)                                    Drinking intoxicants, using illegal drugs, or misusing legal drugs off Company property and then reporting to or returning to work.

(g)                                 Insubordination.

(h)                                 Misstatement or material omission in the employee’s application for employment, without regard to the employee’s length of service at the time the Company discovers the misstatement or material omission.

(i)                                     Dishonesty.

(j)                                     Incompetency or inefficiency.

(k)                                  Neglect of duty.

(l)                                     Unexcused absence and tardiness.

(m)                               Sexual harassment.

(n)                                 Refusal to submit to drug or alcohol tests.

(o)                                 Endangering personal safety or the safety of others.

(p)                                 Theft or destruction of Company property.

(q)                                 Unsatisfactory work performance.

ARTICLE VII

NO STRIKES

Section 1.  There shall be no strikes (including sympathy, unfair labor practice, or wildcat strikes), sit-downs, slow-downs, work stoppages, boycotts, any acts honoring a picket line or any other acts that interfere with the Company’s operations or the production or sale of its products or services during the term of this Agreement by the Union, its officers, agents and members, or by the employees.

Section 2.  The International Union and the Local Union shall not be held liable for damages for violation of this Article provided the International Union and the Local Union have not authorized, sanctioned, advised, or condoned the action, and provided further the International Union and the Local Union have used every reasonable means possible to induce participating employees engaged in the action to promptly resume work, including, but not limited to, ordering participating employees in writing to promptly return to work.

Section 3.  Any and all employees participating in any activity proscribed herein shall be subject to disciplinary action, including discharge.

Section 4.  The Company and the Union shall have direct recourse to the National Labor Relations Board or the courts for a violation of this Article.

Section 5.  The Company shall not engage in any lockout of employees during the term of this Agreement.

ARTICLE VIII

SENIORITY

Section 1.  Seniority is the length of time, computed in years, months and days, an employee has worked within the bargaining unit without any break in his service record.  An employee shall not be entitled to any seniority rights during his probationary period.  If such employee shall be continued in the employ of the Company after the expiration of the probationary period, his seniority shall be computed from his last date of hire.  When two or more employees have identical seniority dates in the bargaining unit, the Company shall designate the rank of such employees by considering periods of employment with the Company outside the bargaining unit and recognized by the Company in its judgment.  In all other cases, rank shall be designated by the flip of a coin.

Section 2.  For seniority purposes, each employee shall be credited, except as otherwise provided, with all periods of actual service accruing after the commencement day of said seniority, and in addition thereto, shall be credited with time lost resulting from (a) jury service or serving as a witness under court subpoena; (b) layoffs of not more than six months duration; (c) illness or injury of not more than twelve (12) months duration; and (d) service in the military forces of the United States not to exceed two (2) years or service upon being drafted in an essential war industry by the government; provided, however, that such accrued time shall not continue for a period of more than that required by law after discharge or release from such service.

Section 3.  A regular employee who is off the payroll due to illness or injury shall continue to accumulate seniority for one (1) year.  At the end of the one (1) year period, if the disabled employee is still unable to return to a job classification over which he could exercise seniority, he shall for a period of one (1) year, retain but no longer accumulate seniority.

Section 4.  In all cases of selection of employees for layoffs, recalls, promotion or demotion, the Company shall consider the following factors: (a) training, (b) ability, (c) efficiency, (d) physical fitness, (e) skill, (f) attendance record, (g) performance and (h) seniority.

Section 5.   When the Company determines that a vacancy at the Siloam plant exists, except in the Utility C classification, a notice of such vacancy shall be posted for a period of ten (10) calendar days, in order to give an opportunity for any employee to make application for such posted vacancy.  The date on which the notice is posted shall be counted as the first (1st) day for such days and the tenth (10th) day shall end at 4:30 p.m.  Employees desiring to apply for such posting shall file a written bid with their supervisors.  Provided, however, that although this Article does not required the posting of a permanent Utility C vacancy, the Company will give notice of available Utility C vacancies to insure that all employees are aware of these openings and can make their interest known and are given equal opportunity for consideration.  Nothing herein shall abridge or restrict the Company=s exclusive right to fill any vacancy or new position from outside the bargaining unit or restrict the Company=s right not to fill any vacancy.  The Company may require employees to take written tests or formal examinations such as aptitude tests in conjunction with other standards to determine relative ability among applicants for vacancies and new positions.  The union shall have the right to discuss the effects of any written test, upon request.  The Company may temporarily transfer any employee to fill any vacancy or new position.

Section 6.  An employee shall lose his classification as a regular employee under the following conditions: (a) resignation, (b) discharge for cause, (c) acceptance of other employment, (d) refusal to accept reemployment within 72 hours after receipt of notification by the Company that employment is available, and (e) an employee is absent from the payroll continuously for more than twenty-four (24) months due to layoff resulting from a reduction in the workforce.  The Company agrees to notify the Union of an offer of reemployment made by the Company to an employee.  Such notice of reemployment may be given by letter at the employee=s last known address, by telephone, or by personal contact.

Section 7.  When a layoff resulting from a reduction in the workforce of the regular personnel is necessary, the employee whose services are to be discontinued shall be given five (5) days advance notice thereof, and in the event such notice is not given, the Company will pay such employee the equivalent of five (5) days= pay at his regular rate.

ARTICLE IX

GRIEVANCE PROCEDURE

Section 1.  If an employee or group of employees shall have a grievance to present to the Company, he or they may seek redress as follows:

Step 1. Any employee may discuss with his immediate supervisor any complaint or other matter which he feels requires adjustment.  The employee may be accompanied by his committeeman if he so desires.  If the initial discussions do not resolve the problem, within five (5) calendar days of the occurrence giving rise to the dispute, the employee shall reduce his complaint to writing and submit it to his supervisor for adjustment.  If such complaint is not satisfactorily settled within seven (7) calendar days and involves a controversy between the employee or group of employees and the Company with respect to the interpretation of the provisions of this Agreement or alleges a violation of the terms of this Agreement, such complaint shall be considered to constitute a grievance and shall be processed to Step 2.

Step 2.  The grievance shall be submitted to the Company=s designated representatives for final determination within twenty-one (21) calendar days of the occurrence giving rise to the dispute. The Company shall promptly meet with the aggrieved employee, or one member of a group of aggrieved employees, and two (2) representatives of the Workmen=s Committee, the Local Union President, and an International Representative of the Union.  Within seven (7) calendar days after such meeting, the Company shall communicate its decision in writing to the Union.

ARTICLE X

ARBITRATION

Section 1.  In the event an amicable adjustment of a grievance cannot be reached by the grievance procedure as set out in Article IX of this Agreement, the matter shall be submitted to Arbitration as provided in Section 2 hereof, after notice is given in writing within fifteen (15) days after the completion of the grievance procedure.  Unless notice is given within fifteen (15) days as set forth above, the grievance shall be considered settled with prejudice.

Section 2.  If any grievance arising under the terms of this Agreement cannot be adjusted and settled, the same shall be promptly submitted to Arbitration as follows:

(a)                                  The Company and the Union shall endeavor to select a mutually agreed upon impartial arbitrator within seven (7) calendar days of receipt of notice of intent to proceed to arbitration.

(b)                                 If the Company and the Union are unable to agree upon an impartial arbitrator, the Federal Mediation and Conciliation Service shall be requested to nominate seven (7) potential arbitrators.

(c)                                  From the list of seven (7) prospective arbitrators, the Union and the Company shall strike one (1) name until there remains only one (1) name on the list, the Union striking first.  The person whose name remains shall become the sole arbitrator of the grievance.

Section 3.  Unless otherwise agreed to, the submission to the arbitrator shall be based upon the original written grievance submitted in the grievance procedure.

Section 4.  The arbitrator=s authority shall be strictly limited to applying and interpreting the explicit terms and conditions this Agreement expressly set forth.  He or she shall not have the authority (i)   to substitute his or her discretion or judgment in matters where this Agreement gives or reserves the Company the right to take action or to make judgments, in its sole discretion, or to make reasonable requirements, or (ii) to add to, subtract from or otherwise amend or modify the terms of this Agreement, by implication or otherwise.

Section 5.  The arbitrator=s award shall be in accordance with applicable law and shall be final and binding on matters properly adjudicated.

Section 6.  The expenses of the arbitration and any transcript of the hearing shall be divided evenly between the parties.  Each party shall pay the expenses of preparation and presentation of its own case.

Section 7.  Any grievance not appealed from one step of the grievance procedure to another within the time specified for such appeal or not submitted to arbitration in a timely fashion shall be considered null and void and not subject to further review.

Section 8.  The Company shall not be required to arbitrate grievances filed after the expiration date of this Agreement.

ARTICLE XI

HOURS OF WORK

Section 1.  Eight (8) hours, or twelve (12) hours, as the Company shall determine shall constitute a shift’s work; forty (40) hours, forty-eight (48) hours or thirty-six (36) hours shall constitute a week’s work.  Nothing herein shall be construed as a guarantee by the Company of any specified number of hours of work per day or per week or as a limitation on the hours of work per day or per week.

Section 2.  All operating employees on shift may eat on Company time.  Such employees may eat at any time they chose, provided it does not interfere with the maintenance and operation of the equipment, and provided an emergency does not exist.  All other employees shall be entitled to a lunch period of one-half (1/2) hour without pay after the employee has been on duty for four (4) hours.  Whenever continuous overtime work in excess of two (2) hours or more beyond an employee=s regularly scheduled shift is required, and at intervals of four (4) hours subsequent thereto, the Company shall, for each and every occurrence, furnish the employee a meal at its own expense and afford the employee an opportunity of eating same, or pay the employee $11.00 or provide the employee an additional meal period at the employee=s expense.

Section 3.  When an employee reports for work as scheduled or as requested under other circumstances than those covered by Article XXII, he shall receive the greater of (a) his appropriate rate for the hours worked or (b) four (4) hours= pay at straight time; provided, that such reporting pay shall not be payable if four (4) hours prior to the time for reporting, the employee is notified by the Company not to report.

Section 4.  The Company shall have the exclusive right to establish and, from time to time, change the hours for the commencement of work for shift, for different job classifications, and for individual employees within each job classification.

ARTICLE XII

TWELVE HOUR SHIFT SCHEDULE

Section 1.  The parties agree that the provisions of the collective bargaining agreement are to be interpreted to the extent necessary to further and enhance the efficient operation of the twelve (12) hour shifts.  The twelve (12) hour schedule policies and procedures are designed to maintain employees= gross compensation on the twelve (12) hour schedule as near as possible to that of the eight (8) hour schedule.  The Company retains the right to discontinue the twelve (12) hour schedule at any time upon 30 days notice.  The Company will make reasonable efforts to resolve any problems arising from the twelve (12) hour schedule.

Section 2.  Workweek.  The workweek for all designated operating and maintenance employees will commence 7:00 a.m. Monday morning and end at 7:00 a.m. the following Monday.

For pay purposes, all holidays will begin at 7:01 a.m. and conclude at 7:00 a.m. the next day.

The average workweek for shift workers will be forty-two (42) hours per week over a four week period.  In the 4 week period, each shift will work two 48 hour weeks and two 36 hour weeks.

There will be two shifts.  This only applies to operating shift workers or others designated by management.

Night Shift	7:00 p.m. to 7:00 a.m.
Day Shift	7:00 a.m. to 7:00 p.m.

Under the 8 hours system, shift workers receive 160 regular hours pay for every four weeks plus 8 hours pay of scheduled overtime.  Under the 12 hour system, shift workers receive 152 regular hours pay for every four weeks plus 16 hours of scheduled overtime.  If the hourly rate is left the same, the Company would be paying an extra 8 hours of overtime every four weeks that is not being paid under the 8 hour system.  The Company and the Union agree that in order to have the pay stay the same, the hourly rate needs to be adjusted down so that the 152 regular hours plus the 8 overtime hours equals the same pay as the 160 regular hours.

An example of the calculation for the adjusted hourly rate for a shift worker making $18.13/hour over a four week period is as follows:

Eight Hour System:

Regular Pay:	$18.13 x 160 hours	=	$2,900.80
Overtime Pay:	$18.13 x 1.5 x 8	=	217.56

Total Pay			$3,118.36

Twelve Hour System:

Adjusted Hourly Rate: 152 regular hours plus 12 (8 hours at 1.5) = 164 $2,900.80 divided by 164 = $17.6878

Regular Pay:	$17.6878 x 152 hours	=	$2,688.55
Scheduled OT:	$17.6878 x 1.5 x 8	=	212.25
Subtotal			$2,900.80

Overtime:	18.13 x 1.5 x 8	=	$217.56

Total Pay:			$3,118.36

The adjusted hourly rate calculation will be used for the shift workers on the 12 hour schedule only.  Any changes to a shift worker=s hourly rate per the current contract will be adjusted for the 12 hour schedule.  If the plant goes back to an 8 hour schedule, the hourly rate for shift workers will go back to the hourly rate per the current contract.

The purpose of this adjusted hourly rate is to comply with the Federal Wage and Hour Laws.

Section 3.  Attendance.  Any illness absence will be governed by the same procedure in effect for the eight (8) hour schedule.  Notification of illness is required as soon as possible.

Section 4.  Allowed Absences.  Due to the potential scheduling problems and the availability of relief personnel, personal business which can normally be scheduled in advance, such as dental appointments, doctor appointments, etc., should be scheduled on employee=s days off.  Except for emergencies, personal business leave will not be granted.

PAY PRACTICES

Section 5.  Shift Differential Calculation.  On the twelve (12) hour shift schedule, shift differential will be paid only on the night shift (7:00 p.m. to 7:00 a.m.) at $1.66 per hour.

Example:

7:00 p.m. to 7:00 a.m. received 12 hrs. x $1.66/hr.                                      = $19.92.

Shift differential pay is not applicable to employees on jury duty, funeral leave, vacation pay, sick or occupational disability leave or other excused absences with pay.

Section 6.  Vacation.  Vacation pay will be figured on a daily basis.  When taking a twelve (12) hour day of vacation, this will be charged as 1.5 days of vacation.  Vacation pay will be figured at the twelve (12) hour shift schedule adjusted hourly rate.  All vacations must be scheduled starting with a work increment.  A work increment is considered to be three (3) or four (4) continuously scheduled workdays.  Remaining hours of vacation must be scheduled so as to avoid the unnecessary payment of overtime.  Any vacation less than 12 hours will be taken as day shift beginning at 7:00 a.m.

Section 7.  Holiday Pay.  Holidays worked will be paid as follows:

Example:

($27.20/hour x 12 hrs., if worked) + ($18.13/hour x 8 hrs.) = $471.44

Section 8.  Overtime.  On the twelve (12) hour shift schedule, there will be two types of overtime - regularly scheduled overtime and regular overtime.

Regularly Scheduled Overtime (1.5 times adjusted hourly rate)

Regularly scheduled overtime is paid for the last 8 hours in a 48 hour work week that does not include the Sunday night shift.

Regular Overtime (1.5 x regular rate of pay)

For the workweek where 36 hours is scheduled, regular overtime is paid after the employee works his/her regular 36 hours.

Regular overtime is paid after the regularly scheduled overtime has been paid for the week where 48 hours is worked.

Regular overtime will be paid for the last 8 hours of the Sunday night shift worked in a 4 week period.

Section 9. Pay for Allowed Time.  Allowed pay for time for the following will be based on twelve (12) hours per day:

Vacation

Sick Day

Funeral Leave

Jury Duty

Other excused absences with pay

Section 10.  Funeral Leave.  Under the current eight (8) hour system the employee is allowed the necessary time off to attend the funeral up to three (3) scheduled workdays at his/her regular straight-time rate.  (8 hrs. x 3 days = 24 hours) Under the twelve (12) hour system the employee will be allowed the necessary time off to attend the funeral up to two (2) scheduled workdays.  (12 hrs. x 2 days = 24 hours)  Additional time off without pay maybe allowed with supervisor=s approval.

Section 11. Short Term Disability.  Short term disability will be paid for up to 1,040 scheduled hours (after 1 day waiting period), at 75% of regular hourly rate.  Regular hours missed, which falls in the waiting period, will be docked based on the adjusted hourly rate times the number of hours missed.

Section 12.  Voting on Election Days.  All twelve (12) hour shift employees working during the election days will be able to vote because voting hours are not in conflict with working hours.

Depending on which shift an employee is assigned, he/she can vote in the morning or the afternoon on election day.

ARTICLE XIII

OVERTIME

Section 1.  An employee who has worked eight (8) hours in a workday or forty (40) hours in any workweek shall be paid time and one-half his regular straight-time rate for work actually performed in excess of eight (8) hours or forty (40) hours.  Employees working a twelve (12) hour shift schedule shall be paid overtime in accordance with the provisions of Article XII.

Section 2.  Overtime shall be worked when deemed necessary by the Company, and the Company shall have the right to select for overtime work those employees felt competent by the Company to do the work.  No overtime shall be worked by any employee unless it is authorized by the Company.

Section 3.  Overtime shall be apportioned as reasonably practicable among qualified employees.  Consideration will be given to the available employee in the classification that normally performs the work.  A record of overtime hours worked by each employee will be maintained by the Company.  If an employee is excused from an overtime assignment which he has been requested to perform, his overtime record shall be charged with the same number of hours as that of the employee who actually performed the overtime worked.  The proper remedy for a violation of this Section 3 is to offer make-up overtime to an employee.  If the employee rejects the offered overtime, the dispute will be considered settled.

Section 4.  A shift cutting across two calendar days shall be treated as worked on the day on which the shift begins.

Section 5.  Overtime shall be paid only for actual time worked.

Section 6.  There shall be no pyramiding or duplication of overtime pay, and it is agreed and understood that no employee shall be paid overtime pay more than once for the same hours worked.

Section 7.  Each employee shall be given at least three (3) days prior notice of any change in his regular day off or any change in his scheduled shift.  Upon failure of the Company to give such notice, such employee shall receive premium pay at the rate of (1-1/2) time and one-half his regular rate for the first eight (8) hours worked on his first previously scheduled day off, or on his changed shift, provided, that an employee shall not receive any premium pay under this Section when such employee’s own schedule is changed –

(a)                                  at his request;

(b)                                 as a result of his filling a job under the posting procedure;

(c)                                  as a result of his placement because of his physical disability; or

(d)                                 as a result of barge loading.

Section 8.  Any employee who works a double shift at the request of the Company shall receive premium pay at the rate of time and one-half his regular rate for the second shift, provided that any such premium pay shall be credited against any daily or weekly overtime which may have accrued.

Section 9.  All work performed on Sunday by other than scheduled shift workers shall be paid for at the rate of double time the employee’s regular rate; provided, however, that such premium payments for Sunday work shall be credited against any weekly overtime which may accrue.

Section 10.  Whenever an employee is required to work more than sixteen (16) consecutive hours, he shall be paid for all consecutive hours worked in excess of sixteen (16) at two (2) times his straight time rate until released from duty by the Company; provided, however, that any such premium pay shall be credited against any daily or weekly overtime which may have accrued.

Section 11.  Whenever an employee has worked continuously in excess of sixteen (16) hours and has been released from duty by the Company, he shall be entitled to an eight (8) hour rest period before he returns to work.  If the rest period extends into the employee’s regular scheduled shift, he shall be excused with pay at his straight time rate for the part of his regular scheduled shift necessary to make up the eight (8) hours rest period.  In the event that an employee is required by the Company to work during such rest period, he shall receive straight time pay for the hours worked in addition to his rest period pay.

Section 12.  Paid vacation time, jury duty and military leave shall be considered as time worked for the purpose of computing overtime eligibility provided that these absence hours coincide with the employee’s scheduled work hours.

Section 13.  Although Section 9 of this Article does not require the payment of the Sunday Premium (double time) to shift workers, the Parties agree that the Sunday Premium is applicable to shift workers under the following:

1.                                       Double time will be paid to nonscheduled shift workers who are called out to work on Sunday.  In addition to the Sunday Premium, the employees also receive the applicable shift differential.

2.                                       A shift worker required to work a double shift on Sunday will be paid (A) his regular rate and the applicable shift differential while working his regularly scheduled shift, and (B) will be paid double time plus the applicable shift differential while working on the second shift on Sunday.  (B) modifies Section 8 of this Article only to the extent of the rate of pay to be paid on a double shift on Sunday.

3.                                       A shift worker scheduled to work on Sunday will receive his regular rate of pay and the applicable shift differential.

To further clarify the interpretation of the above, if any employee’s scheduled shift or his regular day off is changed anytime prior to a Sunday, then Section 7 of this Article is applicable and not Section 9, since the employee would have received prior notice and have been scheduled to work on that Sunday.  If an employee’s scheduled shift or his regular day off is changed on a Sunday, then the employee would receive the appropriate compensation from either Section 9, or from

Section 7 of this Article, whichever is the higher, but not both.  Any other condition or qualification contained in Sections 7 and 9 must also be considered in determining the appropriate rate of compensation.

ARTICLE XIV

SCALE OF WAGES

Section 1.  On the effective date of this Agreement, or on the date this Agreement is ratified and signed by the parties, whichever date is later, the Company agrees to pay not less than the following minimum wage rates:

A.                                   Effective Date of Contract

HOURLY RATE OF PAY

Job Title	Minimum	9 Month	18 Month

Utility C	$13.78	$13.99	$14.62
Utility B	16.32	16.53	17.34
Utility A	21.17	21.36	22.19
EIC Assist.	21.17	21.36	22.19
Maintenance B	22.15	22.34	23.19
Maintenance A	24.05	24.37	25.45
EIC Technician	24.05	24.37	25.45
Operator A	24.05	24.37	25.45
EIC/P Technician	25.58	26.58	28.28

B.                                     First Anniversary Date of Contract

HOURLY RATE OF PAY

Job Title	Minimum	9 Month	18 Month
Utility C	$13.78	$13.99	$15.06
Utility B	16.32	16.53	17.86
Utility A	21.17	21.36	22.86
EIC Assist.	21.17	21.36	22.86
Maintenance B	22.15	22.34	23.89
Maintenance A	24.05	24.37	26.21
EIC Technician	24.05	24.37	26.21
Operator A	24.05	24.37	26.21
EIC/P Technician	25.58	26.58	29.13

B.                                     Second Anniversary Date of Contract

HOURLY RATE OF PAY

Job Title	Minimum	9 Month	18 Month
Utility C	$13.78	$13.99	$15.47
Utility B	16.32	16.53	18.34
Utility A	21.17	21.36	23.48
EIC Assist.	21.17	21.36	23.48
Maintenance B	22.15	22.34	24.54
Maintenance A	24.05	24.37	26.92
EIC Technician	24.05	24.37	26.92
Operator A	24.05	24.37	26.92
EIC/P Technician	25.58	26.58	29.92

Section 2.  Those employees who meet the qualifications established by the Company and who have twenty-four (24) months of service in the Utility C classification will be upgraded to the beginning rate of the Utility B classification.

Section 3.  Notwithstanding the provisions of Article VIII, those employees who meet or exceed the qualifications established by the Company, and who have demonstrated those qualifications, and who have twenty-four (24) months of service at the maximum rate of pay in the Utility B classification will be upgraded to the beginning rate of the Utility A classification.

Section 4.  It is understood that the Company may hire part-time employees.  The Company shall not be required to employ such part-time employees for any minimum number of hours per day or days per week.  Such part-time employees shall be compensated at a rate to be determined by the Company, provided that at no time shall such rate be less than the minimum wage established by law.  Part-time employees shall not be entitled to any benefits provided in this Agreement.

Section 5.  The Company may, in its sole discretion, increase an individual employee’s regular wage rate above the rates set forth above.

ARTICLE XV

CLASSIFICATIONS

Section 1.  An employee entering a classification shall receive the rate of pay shown in Article XIV, except as provided in the following Sections of this Article.

Section 2.  An employee required to work temporarily in a lower job classification shall receive his achieved classified rate set forth in Article XIV.

Section 3.  An employee required to work temporarily in a higher job classification shall receive the minimum rate for that classification as set forth in Article XIV.

Section 4.  An employee permanently reclassified to, or required to work temporarily in another job classification which has the same rate of pay, shall retain his achieved classified rate as set forth in Article XIV.

Section 5.  An employee is considered to be promoted when he is permanently reclassified to a job in a higher job classification.  At the same time, his rate shall be increased to the minimum rate set forth in Article XIV, and in due course to the nine month rate and after an additional nine (9) months, to the maximum rate.

Section 6.  An employee is considered to be demoted when he is permanently reclassified to a job with a lower job classification.  At the same time, his wage shall be reduced to the maximum rate set forth in this Article XIV for such lower job.

ARTICLE XVI

HOLIDAYS

Section 1.  The following will constitute paid holidays: New Year=s Day, Washington=s Birthday (third Monday in February), Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving, and Christmas Day.

Section 2.  If any of the above holidays falls on a Sunday, the following Monday shall be observed as the holiday, except when such Sunday falls on a regularly scheduled work day of an employee.  If any of the above holidays fall on Saturday, the preceding Friday shall be observed as the holiday, except when such Saturday falls on a regularly scheduled work day of an employee.

Section 3.  A regular employee not working on any of the above holidays shall receive eight (8) hours at their regular rate.  If any observed holiday falls on an employee=s regularly scheduled work day, such holiday shall be considered as time worked for the purpose of computing overtime.

Section 4.  Regular employees required to work on a holiday shall receive eight (8) hours pay at straight time for the holiday and time and one-half (1-1/2) the employee=s regular rate of pay for the actual hours worked on the holiday.

ARTICLE XVII

VACATIONS

Section 1.   Regular employees who have completed less than five (5) continuous years of service will earn one (1) day vacation for each full month of completed service in a calendar year.  Regular employees who have completed five (5) continuous years of service will earn one and one-half (1-1/2) days vacation for each full month of completed service in a calendar year.  Regular employees who have completed ten (10) continuous years of service with MarkWest will earn twenty (20) days vacation (13.33 hours vacation for each full month of completed service) in a calendar year.  Regular employees working twelve (12) hour shifts will receive vacation as provided in Article XII.

Section 2.  The vacation period will extend from January 1 through December 31 of each year.  The Company will post the vacation schedule by January 15 of each year.  Employees must choose their vacation by March 15 of each year or be ineligible for priority scheduling based on seniority.  Vacation selection after March 15 will be on a first come, first serve basis.  The Company must approve any changes in an employee=s scheduled vacation period.  Any employee desiring his vacation between January 1 and April 1 must make arrangements with his supervisor.

Section 3.  The Company reserves the exclusive right to allocate and schedule the vacation periods and to generally administer the vacation plan to assure the orderly and efficient operation of the plant.  Selection of the vacation periods shall be based on the employee=s seniority within his job classification.  An employee must be classified as a regular employee and be actively employed at the time the vacation is scheduled to commence to be eligible for a vacation.

Section 4.  Vacation will commence upon the first normal workday or shift from which the employee is absent on account of vacation, and will run consecutively for the vacation period to which he is entitled.

Section 5.  An employee will be entitled to receive an additional day of vacation for a holiday observance by the Company which occurs within his scheduled vacation period, if such holiday occurs within his regularly scheduled workweek.

Section 6.  Regular employees with less than five (5) continuous years of service may take up to two (2) days vacation in one (1) day increments and the balance of his annual vacation earnings may be split into not more than two parts.  Regular employees who have completed five (5) continuous years of service may take up to three (3) days vacation in one (1) day increments and the balance of his annual vacation earnings may be split into not more than three parts.  Requests for single day vacations must be made ten (10) days in advance and will be granted unless operational requirements dictate otherwise.  Nothing herein shall prohibit the Company from granting requests for single day vacations on less than ten days notice, in its sole and exclusive judgment.

Section 7.  An employee will not be compensated for vacation time not taken in the calendar year, except when specifically requested by the Company to forego vacation time, or when specifically requested by the employee in writing by November 1 of each calendar year to carry forward a maximum of five (5) consecutive days (a maximum of 40 hours).  Regular employees may also receive pay in lieu of vacation if requested by November 15 of each calendar year.

Section 8.  Regular employees who retire, become deceased, enter and leave military service, resign, are discharged or laid off shall receive payment for any vacation time accrued but not used.

ARTICLE XVIII

BENEFIT PLANS

Section 1.  It is agreed that in the event the Company, in its sole and exclusive discretion, amends, modifies or discontinues its health insurance, life insurance, long term disability plan, short-term disability plan, prescription plan, flexible accounts plan and/or 401(k) Savings Plan which are presently in effect, or changes the benefits and carriers of such plans, then the Company shall inform the union to discuss the effects of any such amendment, modification or discontinuance, upon request.

Section 2.  Health Insurance.  Notwithstanding anything to the contrary in Section 1 of this Article, premium costs for premiums required for health insurance plans will be shared for the term of this Agreement as follows:

Company	Employee
80%	20%

Section 3.  Short-Term Disability.  The benefits for disabilities, when the employee is unable to work, and being attended by a physician, caused by an on-the-job injury are eighty-five percent (85%) of base pay (less any amounts received as workers compensation benefits) from the first day of disability.  For all other disabilities, there is a one (1) day waiting period, then benefits are seventy-five percent (75%) of base pay and are provided when the employee is disabled, unable to work, and being attended by a physician.  Benefits are provided and pertain to any one accident or illness for up to twenty-six (26) weeks.  Short term disability will be paid from the first day of absence if the employee is hospitalized.

Section 4.  Long-Term Disability.  After a waiting period of six (6) months, qualified employees will be entitled to monthly pay of sixty percent (60%) of basic monthly earnings.

Section 5.  401(k) Savings Plan.  On the effective date of this Agreement, the Company’s contribution under the 401(k) Plan is one dollar ($1.00) for each one dollar ($1.00) contributed to the Plan by the employee, up to six percent (6%) of the employee’s base salary.

Section 6.  Prescription Co-Pay and flexible Spending Accounts.  The Company’s prescription plan covers prescription drugs and medication with the employee being responsible for co-payment.  Eligibility and benefits are provided in the plan description.  The Company also makes available a Flexible Spending Plan.  This plan is subject to the rules of the Internal Revenue Service (IRS), as well as the provisions of the plan descriptions.

ARTICLE XIX

PAY DAYS

Section 1.  The Company shall pay its employees in accordance with its normal payroll procedures including direct deposit.  The Company reserves the right at any time to change the pay period and payroll procedures and will discuss the effects of any such changes with the union, upon request.  Pay days will not be monthly or beyond monthly.

ARTICLE XX

FUNERAL LEAVE

Section 1.  Funeral leave up to three (3) days will be allowed for the death in the immediate family to be defined as:  spouse, child, mother and father, mother and father of current spouse, brother and sister, brother and sister of current spouse, and grandparents of employee and current spouse.

ARTICLE XXI

JURY DUTY

Section 1. The Company assists regular employees in meeting their civic responsibilities by providing compensation to those who render jury service.  Employees who receive notice of jury service must immediately notify their supervisor of the date and time they must appear for jury service.  This notification is required on a day-to-day basis while performing jury service.

Section 2.  An employee shall receive the amount he would have received for his regularly scheduled shift at his straight-time rate, provided that the jury service is performed on a scheduled work day.  Certification of jury service must be provided the Company for an employee to be eligible for jury service pay.

Section 3.  An employee excused from jury service must contact his supervisor promptly to determine if he will be required to report for work for the remainder of his shift.

Section 4.  If appearance for jury service is required three hours or more after the beginning of a shift, or if an employee has been instructed to call the court at a specific time for further instructions as to appearance time, the employee should report to work at the beginning of his shift.  An employee must report to work for his regularly scheduled shift if not required to be at court during his shift.

ARTICLE XXII

CALL-OUTS

Section 1.  When an off-duty employee is called out to work outside of his regular hours, he shall receive: (a) overtime pay at time and one-half for the hours actually worked on the call-out, plus (b) a call-out allowance at the straight time rate for the difference between the hours actually worked and four (4) hours.  If the call-out involves four (4) or more hours of work, the call-out allowance shall not be payable, inasmuch as all hours are at the overtime rate; provided that for the purpose of determining call-out pay, the period of any call-out shall not extend past the commencement of the affected employee=s next regular work period.

Section 2.  This Article shall not apply to safety meetings held during an employee=s nonscheduled work hours.

ARTICLE XXIII

LEAVE OF ABSENCE

Section 1.  A leave of absence without pay requested by an employee for personal reasons may be granted by the Company in its sole and exclusive judgment, and no such leave of absence granted in one case shall constitute a precedent binding upon the Company in any other case.

Section 2.  Applications for leave of absence without pay shall be in writing and shall set forth the specific reason for and the exact length of the leave requested.

Section 3.  Before the expiration of any leave of absence in excess of thirty days or an extension thereof, the employee shall apply for reinstatement, and if he is physically qualified to perform his former duties, shall be reinstated.  The Company may require, as a condition precedent to reinstatement, a physical examination, as provided for in Article V.

Section 4.  If such employee does not apply for reinstatement before expiration of the period of the leave of absence, or if he accepts other employment during such leave of absence, without the written consent of the Company, or if he is physically unqualified to perform his accustomed work, his employment with the Company will cease and terminate.

Section 5.  Upon reinstatement of the employee at the expiration of the leave of absence, he shall resume his employment in the job classification which he left with the Company and shall receive his seniority and other benefits to which he was entitled at the time his leave commenced.

ARTICLE XXIV

NO DISCRIMINATION

Section 1.  There shall be no discrimination, restraint, or coercion by either the Company or its representatives or the Union or its representatives against any employee because of his membership or nonmembership in the Union, or because of his participation or refusal to participate in Union membership or activities.  There shall be no intimidation or coercion of employees into joining the Union or continuing their membership therein, nor shall there be any interference with the right of employees to become or continue as members of the Union.

Section 2.  The Company and the Union will comply with applicable laws regarding discrimination against any employee because of such individual=s race, religion, color, national origin, age, sex, disability or Veteran status.

Section 3.  Notwithstanding any other provision of this Agreement, the Company shall in its sole and exclusive discretion determine and from time to time redetermine what policies, practices, procedures and accommodations are necessary to ensure compliance with applicable laws including but not limited to the Americans With Disabilities Act of 1990.  No grievance shall be arbitrable and no right of action shall accrue to the Union or employee over the Company’s actions under this Section.  The Company will not change the express terms of this Agreement in complying with the Americans With Disabilities Act of 1990.  The Company agrees to discuss the effects of any accommodation for an employee.

Section 4.  The Company and the Union agree that the masculine, feminine, and neuter import one another in this Agreement.

ARTICLE XXV

UNION REPRESENTATIVES

Section 1.  The Union will not hold and/or conduct any elections and/or meetings of any kind whatsoever on Company time and/or property.

Section 2.  Grievances shall not be processed on Company time without the consent or request of an official of the Company, and no union steward shall leave his job to process a grievance or to administer this Agreement without first obtaining the permission of his supervisor; nor shall any employee engage in Union activities, including the collection of dues or the solicitation of memberships, during his working time.

Section 3.  Accredited representatives of the Union may visit the plant for the purpose of investigating pending grievances and for the purpose of discussing them with management as provided in Article IX hereof.  Union representatives shall not interfere in any way with the progress of the work upon such visits.  Union representatives desiring to visit must first obtain the permission of the Company, which shall have the right to make reasonable regulations concerning the time of such visits and the areas of the plant in which such representatives may go.

ARTICLE XXVI

SAVINGS CLAUSE

Section 1.  If any provision of this Agreement should be held or adjudged illegal or in violation of any present or future law by a competent tribunal, such adjudication shall not invalidate any other portion or provision of the Agreement nor relieve either party thereto from their liabilities and obligations under this Agreement, but the same shall continue in full force and effect.  In the event that any part of this Agreement is held illegal as above mentioned, the parties agree to promptly meet in order to agree upon a proper and legal substitute therefore.

ARTICLE XXVII

MODIFICATION AND SCOPE OF AGREEMENT

Section 1.  No agreement, alteration, understanding, variation, waiver or modification of any of the terms and conditions expressly contained herein shall be made by an employee or group of employees with the Company and in no case shall it be binding upon the parties hereto unless made and executed in writing between the parties to this Agreement.

Section 2. This Agreement constitutes the entire Agreement between the parties, and the Company shall not be bound by any past practice, stipulation, or understanding, or by any memoranda or bulletins, or by any requirement whatsoever which is not specifically stated in this Agreement; and no such past practice, stipulation, understanding, memorandum, bulletin, or other requirements shall be construed as in any way modifying, altering or amending the terms or conditions hereof.

Section 3.  Each of the parties hereto does hereby waive any right to require the other to bargain concerning any modification or amendment of or supplement to this Agreement or concerning any matter or thing that might have been covered hereby, but was not, at any time during the term of this Agreement or any extension thereof.

ARTICLE XXVIII

U.S. MERCHANT MARINERS DOCUMENT

Section 1.  An employee who holds a valid U.S. Merchant Mariners Document (Document) and is assigned to load a river barge, will be paid at the maximum hourly rate of the Operator A Classification when performing such duties.  In the event two or more employees holding a valid document are assigned to load a river barge, only one such employee shall be paid this special rate as designated by the Company.  This rate will not be applicable during training and/or testing periods.

ARTICLE XXVIX

SAFETY AND ACCIDENT PREVENTION

Section 1.  The Company will provide safe working conditions in accordance with applicable law.  No employee shall be required to perform any work unless reasonably proper safeguards are maintained.

Section 2.  Employees must follow all safety policies and use necessary safety devices while operating any Company equipment.

Section 3.  Employees are responsible for reporting safety hazards to their supervisors.  All accidents, no matter how minor, must be reported to the Company immediately and no later than the end of an employee=s shift.

Section 4.  An inspection of any equipment may be secured at reasonable times upon the recommendation of any employee working on or near such equipment.

Section 5.  A Safety Committee (two (2) members selected by the Union and a management representative(s)) may monthly inspect the plant facility and recommend to the Company safety items requiring reasonable and proper attention.  Such safety inspections shall not cause the Company to incur any overtime or additional costs in employee time.  The Local Workmens= Committee may meet with the Company for the purpose of discussing the elimination of hazards in order to prevent accidents.

Section 6.  The Company agrees to pay up to $100.00 per year toward the purchase of steel toed safety shoes acceptable to the Company for each employee.  An employee paid said stipend will be required to wear the steel toed safety shoes during working time.  The employee will be required to present a receipt before said stipend is paid.

ARTICLE XXX

BULLETIN BOARD

Section 1.  The Company will cause a bulletin board of at least 2 feet by 2 feet to be placed on its property where it may been seen by employees entering and leaving their place of employment.  Such board shall be used exclusively by the Union, such use to be confined exclusively to posting on said board notices pertaining to dues, meetings, and other usual, regular and bona fide activities of the Union, it being the intention hereof that the Union will not use said board for the direct solicitation of membership in the Union.

ARTICLE XXXI

NOTICES

Section 1.  All notices in connection with the operation of this Agreement shall be mailed to:

Ron Smith

Area Manager

MarkWest Hydrocarbon, Inc.

P. O. Box 575

South Shore, KY 41175

Secretary-Treasurer, Paper, Allied-Industrial, Chemical and

Energy Workers International Union, Sub-Local 5-372

P.A.C.E. 5-0372

P. O. Box 330

Prestonsbourg, KY 41653

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers, thereunto duly authorized.

MarkWest Hydrocarbon, Inc.

/s/ Ron Smith	/s/ Frank Semple 8-12-05

7-15-05

Date

Paper, Allied-Industrial, Chemical and Energy
Workers International Union, Sub-Local 5-372
P.A.C.E. 5-0372

/s/ Fred A. Nunley	/s/ Michael Chapman

/s/ Terry G. Moore	/s/ John D. Knauff

07-11-05
Date